Exhibit 99.1

For Release: 11:30 a.m. ET For More Information:

Wednesday, April 27, 2005 Julie S. Ryland, (205) 326-8421

ENERGEN REPORTS SOLID FIRST QUARTER RESULTS

Management Affirms 2005 and 2006 Earnings Guidance

Birmingham, Alabama - Energen Corporation (NYSE: EGN) reported today that it earned net income of $59 million, or $1.60 per diluted share, in the first quarter of 2005. Included in these numbers are a non-cash, after-tax loss of $9.4 million, or 26 cents per diluted share, related to the timing of mark-to-market derivatives; these timing losses will reverse by the end of 2005 as the volumes to which the derivatives are associated are produced.

In the first quarter of the prior year, Energen's net income and income from continuing operations totaled $60.2 million, or $1.65 per diluted share, and included a net loss of $1.6 million, or 4 cents per diluted share, related to the timing of mark-to-market derivatives. Income from discontinued operations totaled $105,000 in the current-year first quarter as compared with $24,000 in the first quarter of 2004.

"Absent the non-cash, mark-to-market timing issue, Energen had solid results for the first quarter, and we are pleased to affirm our 2005 earnings guidance range of $4.45 to $4.65 per diluted share," said Mike Warren, Energen's chairman and chief executive officer. "As we look ahead to next year, we also affirm our 2006 earnings guidance range of $5.00 to $5.20 per diluted share."

Energen Resources in the First Quarter

Energen Resources' first quarter 2005 income from continuing operations totaled $19.5 million and compared with prior-year results of $23.2 million. Included in these numbers are after-tax losses of $9.4 million and $1.6 million, respectively, related to the timing of mark-to-market derivatives.

Energen Resources' production from continuing operations in the first quarter of 2005 totaled 21.9 Bcfe as compared with 21.1 Bcfe in the same period last year. Natural gas production increased 7 percent to 14.7 Bcf, primarily due to the Company's August 2004 acquisition of coalbed methane properties in the San Juan Basin; oil production decreased 6 percent to 819 thousand barrels (MBbl); and NGL production rose 4 percent to 15.8 million gallons (MMgal).

In the current-year first quarter, the Company's average sales price for its natural gas production decreased 3 percent to $4.60 per Mcf from the same period a year ago, while the average sales price of oil rose 19 percent to $32.12 per barrel; the average sales price of NGL production increased 31 percent to 51 cents per gallon. Average sales prices reflect the impact of all hedges, including mark-to-market derivatives, and basis differentials and are not NYMEX-equivalent prices.

Energen Resources' per-unit lease operating expense in the first quarter of 2005 increased 23 percent to $1.51 per Mcf equivalent (Mcfe) due to a 21 percent increase in per-unit production taxes resulting from higher commodity prices as well as to increased expenses associated with greater-than-anticipated work-over and maintenance expenses, higher ad valorem taxes, and increased transportation expense associated with the San Juan Basin acquisition made last year.

Per-unit DD&A expense from oil and gas activities totaled 94 cents per Mcfe in the current-year first quarter, up 7 percent from the same period a year ago primarily due to last year's property acquisition.

Alagasco in the First Quarter

Alagasco's natural gas distribution operations earned net income of $39 million in the first quarter of 2005 as compared with net income of $36.3 million in the same period last year. This increase in earnings reflects the utility's ability to earn on a higher level of equity representing investment in utility plant.

TRAILING 12 MONTHS' EARNINGS

Higher commodity prices and increased production continued to drive Energen's trailing 12 months' results. For the 12 months ended March 31, 2005, Energen's net income totaled $126.3 million, or $3.45 per diluted share, as compared with $116.3 million, or $3.22 per diluted share, for the 12 months ended March 31, 2004.

Income from discontinued operations in the current-year period totaled $254,000, or 1 cent per diluted share, and compared with a loss from discontinued operations of $717,000, or 2 cents per diluted share, in the same period a year ago.

Energen Resources' income from continuing operations in the current-year 12 months' period totaled $90.2 million and compared with the $81.9 million in the same period a year ago. Production from continuing operations totaled 88.2 Bcfe in the 12 months ended March 31, 2005, up 3 percent from the 85.9 Bcfe produced in the same period last year.

Average sales prices for the 12-months' period were:

  Natural gas, up 10 percent to $4.80 per Mcf;

  Oil, up 16 percent to $29.90 per barrel; and

  NGLs, up 26 percent to 48 cents per gallon.

LOE increased 23 percent to $1.40 per unit period-to-period. DD&A expense increased 2 cents to 92 cents per Mcfe.

Alagasco's net income for the 12 months ended March 31, 2005, totaled $36.5 million, up slightly from $35.9 million of net income in the same period a year ago.

2005 EARNINGS GUIDANCE

Energen's 2005 earnings guidance is a range of $4.45 to $4.65 per diluted share. Included in this guidance is an estimated 3 cents per diluted share from an unidentified acquisition of $200 million budgeted to occur in the fourth quarter.

The Company's 2005 guidance also assumes that prices applicable to Energen Resources' unhedged production will average:

  $6.50 per Mcf for gas (May through December);

  $45 per barrel for oil (April through December); and

  70 cents per gallon for NGL (April through December)

Energen Resources' hedge position with respect to its estimated production for the remainder of 2005 (April through December) is as follows:
Commodity	Hedge Vols.	Estimated 2005 Production		% Hedged		NYMEX-equiv. price
Natural Gas	37.8 Bcf	46.5 Bcf*	45.3 Bcf**	81%*	83%**	$5.95 per Mcf
Oil	2.0 MMBbl	2.8 MMBbl	2.7 MMBbl	71%	74%	$36.00 per barrel
NGL	37.7 MMgal	60.1 MMgal*	58.9 MMgal**	63%*	64%**	$0.542 per gallon

* With unidentified 4th quarter 2005 acquisition

** Without unidentified 4th quarter 2005 acquisition

Realized prices for Energen Resources' production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price, regardless of basis differentials. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources' assumed basis differentials. Realized NGL prices will reflect transportation and fractionation fees.

Energen Resources' assumed basis differentials are:

  San Juan Basin natural gas: 78 cents per Mcf (May through December)

  Permian Basin natural gas: 60 cents per Mcf (May through December)

  West Texas Sour oil: $4.50 per barrel (April through December)

Energen Resources' production for 2005 is estimated to total 93.6 Bcfe, including 1.8 Bcfe associated with a budgeted, 4th quarter property acquisition. LOE is estimated to be $1.49 per Mcfe, and DD&A is estimated to total 96 cents per Mcfe.

Given Energen Resources' current hedge position for the remainder of 2005, known prices for April gas and assuming prices as outlined above for its unhedged production (excluding volumes from unidentified acquisitions), the sensitivities to pricing changes applicable to Energen's earnings guidance for 2005 are as follows:

  Every 10-cent change in the average NYMEX price of gas from $6.50 per Mcf (May through December) represents an estimated net income impact of approximately $225,000 (0.6 cents per diluted share).

  Every $1.00 change in the average NYMEX price of oil from $45 per barrel (April through December) represents an estimated net income impact of approximately $340,000 (0.9 cents per diluted share).

  Every 1-cent change in average price of NGL from $0.70 per gallon (April through December) represents an estimated net income impact of approximately $75,000 (0.2 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

2005 Capital Spending Plans and Other Assumptions

Energen Resources has incorporated into its financial objectives for 2005 an investment late in the year of $200 million in domestic producing properties and $7 million in associated development. Because of the budgeted timing of the acquisition, any such acquisition is estimated to generate only about $1.2 million in net income in 2005. Should one or more acquisitions occur earlier in the 2005 year, they could have a positive impact on Energen Resources' production volumes and earnings.

Energen Resources also is planning to invest in 2005 approximately $135 million in development capital related to its existing properties. Energen Resources' exploration spending in 2005 is estimated to total approximately $4 million.

Capital spending at Alagasco is estimated to be approximately $60 million.

Other key assumptions that support Energen's guidance include:

  Average diluted shares outstanding of 36,850,000.

  Alagasco's earning a return on average equity of approximately 13.15 percent on average equity of approximately $270 million.

2006 EARNINGS GUIDANCE

Energen's management today also affirmed its earnings guidance for 2006 at a range of $5.00 to $5.20 per diluted share. Embedded in Energen's 2006 earnings guidance is an estimated 16 cents per diluted share from unidentified oil and gas property acquisitions of approximately $200 million each in the fourth quarters of 2005 and 2006.

The Company's guidance for 2006 earnings assumes that NYMEX prices applicable to Energen Resources' unhedged production in 2006 will average $6.15 per Mcf for gas and $35 per barrel for oil and that NGL prices will average approximately 58 cents per gallon.

Energen Resources' total current hedge position with respect to its estimated 2006 production is as follows:
Commodity	Hedge Vols.	Estimated 2006 Production		% Hedged		NYMEX-equiv. price
Natural Gas	17.6 Bcf	65.3 Bcf[1]	58.4 Bcf[2]	27%[1]	30%[2]	$6.84 per Mcf
Oil	1,440 MBbl	3,800 MBbl[1]	3,450 MBbl[2]	38%[1]	42%[2]	$46.01 per barrel
NGL	30.2 MMgal	86.6 MMgal[1]	79.7 MMgal[2]	35%[1]	38%[2]	$0.56 per gallon

1 With unidentified 4th quarter acquisition in 2005 and 2006

2 Without unidentified 4th quarter acquisition in 2005 and 2006

Given Energen Resources' current hedge position for 2006 and assuming prices as outlined above for its unhedged production (excluding volumes from unidentified acquisitions), sensitivities to pricing changes applicable to Energen's 2006 earnings guidance are as follows:

  Every 10-cent change in the average NYMEX price of gas from $6.15 per Mcf represents an estimated net income impact of approximately $2,100,000 (5.7 cents per diluted share).

  Every $1.00 change in the average NYMEX price of oil from $35 per barrel represents an estimated net income impact of approximately $1,100,000 (2.9 cents per diluted share).

  Every 1-cent change in average price of NGL from $0.58 per gallon represents an estimated net income impact of approximately $250,000 (0.6 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

Energen Resources' 2006 production is estimated to total approximately 100.4 Bcfe, including 9.9 Bcfe from unidentified acquisitions in 2005 and 2006:

  Natural gas: 65.3 Bcf, including 6.9 Bcf from unidentified acquisitions in 2005 and 2006

  Oil: 3.8 MMBbl, including 0.3 MMBbl from unidentified acquisitions in 2005 and 2006

  NGL: 86.6 MMgal, including 6.9 MMgal from unidentified acquisitions in 2005 and 2006

2006 Capital Spending Plans and Other Assumptions

Energen Resources' 2006 capital spending plans include a $215 million, fourth quarter acquisition of producing properties. Energen Resources also expects to invest some $85 million in development activities, including $35 million associated with property acquisitions. Energen Resources' exploration spending in 2006 is estimated at about $3 million. Capital spending at Alagasco is estimated to be approximately $57 million.

Other key assumptions that support Energen's 2006 earnings guidance include:

  Average diluted shares outstanding of 37 million

  Alagasco's earning a return on average equity of approximately 13.2 percent on average equity of approximately $285 million.

  A DD&A rate at Energen Resources of approximately $1.01 per Mcfe, and LOE (including production taxes) of approximately $1.48 per Mcfe.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its two lines of business are the acquisition and development of onshore domestic oil and gas properties and natural gas distribution in central and north Alabama. Additional information on Energen is available at www.energen.com.

FORWARD-LOOKING STATEMENTS

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company's forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. These include, but are not limited to, the amount and timing of oil, gas and natural gas liquids production and market prices, utility customer growth, retention and usage per customer, inflation rates, legislative and regulatory changes, and financial market conditions, all of which are difficult to predict. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company's periodic reports filed with the Securities and Exchange Commission.